TERMINATION AND TRANSFER AGREEMENT

This agreement dated for reference November 1, 2004, is among GlobeTrac Inc., Global Axxess Corporation Limited, and Globetrac Limited, all with an executive address at 1100 Melville Street, 6th Floor, Vancouver, B.C., V6E 4A6, and fax (604) 682-8231; and WebTech Wireless Inc. and WebTech Wireless International, both of #215 - 4299 Canada Way, Burnaby, British Columbia, V5G 1H3, and fax (604) 434-5270;

Whereas:

A.
Global Axxess Corporation and both WebTech companies entered into a master distributorship agreement on June 19, 2002, and have conducted their business relationship on the premises set out in the agreement.

B.	Global Axxess decided to wind down its operations effective November 1, 2004.

C.	The parties have agreed to cancel the master distributorship agreement and to restructure their ongoing business relationship as outlined in a letter agreement dated November 26, 2004.

for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

INTERPRETATION

1.	In this agreement:

a.
“Claim” includes any claim, action or cause of action, proceeding, assessment, loss, judgment, amount paid in settlement of actions or claims, liability (whether accrued, actual, contingent or otherwise), costs, deficiency, damage, expense (including, but not limited to, actual legal fees and disbursements) and demand whatsoever (including any liabilities, claims and demands for income, sales, excise or other taxes) in connection with any litigation, investigation, hearing or other proceeding of any kind and nature.

b.	“Customer” means a person listed in Schedule “A”.

c.	“Effective Date” means November 1, 2004.

d.	“Global Ireland” means Global Axxess Corporation Limited, a corporation formed under the laws of Republic of Ireland.

e.	“GlobeTrac” means GlobeTrac Delaware, Global Ireland, and Globetrac UK together.

f.	“GlobeTrac Delaware” means GlobeTrac Inc., a corporation formed under the laws of Delaware.

g.	“Globetrac UK” means Globetrac Limited, a company formed under the laws of England.

h.	“MDA” means the master distributorship agreement dated June 19, 2002 among Global Ireland and WebTech.

i.	“Product” means any product or service offered by WebTech.

j.	“Qualified Customer” means a Customer who has ordered at least one Product before November 26, 2005.

k.	“Qualified Sales” means all of WebTech’s invoiced sales of Product to Qualified Customers, whether sold by WebTech or by a licensee, affiliate or agent of WebTech.

l.	“Receivables” mean all of GlobeTrac’s outstanding accounts receivable from all of its customers as of October 31, 2004.

m.
“Retainer” means a service retainer of £5,000 with HQ Executive Offices, consisting of £1,300 for two months rent for the UK Office and £3,700 as a refund due to Globetrac UK from Globetrac UK’s move to a smaller office in November 2004.

n.	“Royalty” means 6% of gross Qualified Sales.

o.	“UK Office” means the office leased by Globetrac UK from HQ Executive Offices located at Wyvols Court, Swallowfield, Reading , Berkshire, England RG7 1WY.

p.	“WebTech” means WebTech Alberta and WebTech Barbados together.

q.	“WebTech Alberta” means WebTech Wireless Inc., a corporation formed under the laws of Alberta.

r.	“WebTech Barbados” means WebTech Wireless International, a company formed under the laws of Barbados.

TERMINATION

Termination of MDA

2.
The MDA is terminated as of the Effective Date and this agreement governs the relations between the parties unless otherwise stated in this agreement; however, the non-disclosure and other provisions of the MDA that are intended to survive the termination of the MDA, survive the MDA in accordance with its terms, including paragraphs 38 and 62 to 65 inclusive. For the interpretation of paragraph 65, the date of WebTech’s last shipment to GlobeTrac (Distributor in the MDA) was August 4, 2004.

TRANSFER

Transfer

3.	Globetrac UK will transfer control of the Customers to WebTech and will give WebTech full access to the Customer accounts and Receivables, all as of the Effective Date.

4.
GlobeTrac will assist in the change of control in order not to disrupt the continuation of services to the Customers and, upon receipt of a written request from WebTech, will assist in the transfer of supplier accounts in order to support the Customers using WebTech’s portal (as defined in the MDA).

Inquiries and Problems

5.
WebTech is entirely responsible for all technical inquiries and all warranties, problems and costs pertaining to any Product that Globetrac sold to a Customer while the MDA was effective, including the reconfiguration, installation, and warranty problems of any faulty Products, all as of the Effective Date.

Payment of Employees

6.	GlobeTrac will terminate all of its employees and will pay their wages and benefits.

7.	WebTech will, by the end of November 2004, reimburse GlobeTrac directly for the following employees’ wages and benefits:

a.	Cheryl Castree’s wages for the pay periods ending on November 30, 2004, and December 6, 2004, which include 5.5 vacation days; and

b.	Dominic Forde’s wages for the pay periods ending on November 30, 2004, and December 6, 2004, which include five vacation days.

8.
GlobeTrac acknowledges that WebTech is not responsible for any other severance or employment-related liability and that GlobeTrac alone is responsible for paying wages or salaries to Colin Albert, Lloyd Crook and Sajid Hussains.

Accounts Payable

9.	On the Effective Date, WebTech will assume liability for and pay all of the following of GlobeTrac’s outstanding accounts payable:

a.	all accounts payable to David Jephcott, except invoice #GTRC0021/04 in the amount of £1,015.29, which GlobeTrac will pay;

b.	all outstanding advertising invoices payable to Visible, either by paying Visible directly or by reimbursing GlobeTrac if GlobeTrac pays Visible; and

c.	HQ Executive Offices’ invoice dated October 2004, which includes rent for November 2004, and any cost associated with HQ’s invoice dated November 1, 2004.

UK Office Lease

10.
Globetrac UK will, by November 30, 2004, give to HQ Executive Offices the required two months’ notice to vacate the UK Office, and authorize HQ Executive Offices to transfer the refundable portion of the Retainer to WebTech and apply the rent portion to rent for the notice period (December 1, 2004 to January 31, 2005).

11.
WebTech may, at its own cost, use the UK Office during the notice period, and contract directly with HQ Executive Offices for the lease of the UK Office or other offices after the end of the notice period, provided that it incurs no costs for the account of Globetrac UK from the Effective Date.

Write-Offs

12.
WebTech will write-off all of its outstanding accounts receivable from GlobeTrac in consideration of GlobeTrac’s delivering to WebTech all of GlobeTrac’s Product inventory, whether in the possession of GlobeTrac or WebTech, and any Customer goodwill, all as of the Effective Date.

Collection of Receivables

13.	GlobeTrac can collect the Receivables for its own account. WebTech will assist GlobeTrac in collecting the Receivables.

14.
If GlobeTrac encounters difficulty in collecting a Receivable from any Customer, WebTech will not provide Products to that Customer until the Receivable is paid in full, but only if GlobeTrac has delivered to WebTech both written evidence that the Receivable is due and payable and written instructions to not provide the Products or services to the Customer.

15.
If a Customer refuses to pay a Receivable as a result of a faulty Product then WebTech will, at its own cost, honor the Product warranty and repair or replace the Product in accordance with the Product warranty, all without affecting the amount of the Receivable, which GlobeTrac can still collect from the Customer for its own account.

ROYALTY

16.	The Royalty is payable on all Qualified Sales of Products during the eleven years beginning November 1, 2004 and ending on October 31, 2015.

17.
WebTech will pay the Royalty to GlobeTrac by the end of the 30th day following the end of each of WebTech’s fiscal quarters in which WebTech receives the Qualified Customers’ payments for Products on which the Royalty is calculated.

18.	The Royalty is not subject to any maximum cap.

19.
WebTech will deliver to GlobeTrac with each Royalty payment a written confirmation, signed by its chief financial officer or by the person performing the same or similar duties, that all Qualified Sales have been included in the calculation of the Royalty.

20.
WebTech’s calculation of Royalty payments, as confirmed by its CFO, is deemed correct and is binding on GlobeTrac unless GlobeTrac disputes its correctness in writing within twelve months of its receipt of the CFO’s written confirmation. WebTech will make available to GlobeTrac at GlobeTrac’s request all of its books and records that pertain to the Customers. GlobeTrac may inspect the books and records at WebTech’s offices during WebTech’s business hours no more than once in each of WebTech’s fiscal quarters. GlobeTrac, at its cost, may appoint an independent auditor to audit WebTech’s records of all sales to Customers no more than once a year.

REPRESENTATIONS AND WARRANTIES

GlobeTrac

21.	GlobeTrac Delaware, Global Ireland and Globetrac UK each represents and warrants that:

a.	It is a corporation formed and in good standing under the laws of its incorporating jurisdiction.

b.	It has the legal capacity and authority to make and perform this agreement.

c.	It has taken the necessary corporate actions to authorize the signing of this agreement and the performance of its terms.

d.	It has given all of its employees the notice of termination required by law in the jurisdiction of the employment as required by this agreement.

22.
The representations and warranties contained in Section are for the exclusive benefit of WebTech, and WebTech may waive a breach of any one or more of them in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty. The representations and warranties contained in Section survive the signing of this agreement.

WebTech

23.	WebTech Alberta and WebTech Barbados each represents and warrants that:

a.	It is a company formed and in good standing under the laws of its incorporating jurisdiction.

b.	It has the legal capacity and authority to make and perform this agreement.

c.	It has taken the necessary corporate actions to authorize the signing of this agreement and the performance of its terms.

24.
The representations and warranties contained in Section are for the exclusive benefit of GlobeTrac, and GlobeTrac may waive a breach of any one or more of them in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty. The representations and warranties contained in Section survive the signing of this agreement.

INDEMNIFICATION

25.	WebTech indemnifies against and saves harmless GlobeTrac from all Claims imposed on or incurred by or asserted against GlobeTrac in connection with or in any way related to or arising out of

a.
any misrepresentation, breach of warranty or non-fulfilment of any covenant by WebTech under this agreement or any other agreement, certificate or other instrument furnished or to be furnished to GlobeTrac under this agreement, and

b.	any Claim, related to GlobeTrac’s sales of Products, from a Customer or any other person who bought a Product from GlobeTrac.

26.
If any indemnified Claim is brought against GlobeTrac, GlobeTrac will notify WebTech in writing, and WebTech will assume the defence of the Claim, including the retaining of counsel and the payment of all expenses. GlobeTrac may retain separate counsel for any Claim and participate in the defence, with the fees and expenses of GlobeTrac’s separate counsel also at WebTech’s expense. GlobeTrac’s failure to notify WebTech of a Claim does not relieve WebTech from these obligations unless the failure actually prejudices the defence of the Claim.

27.
WebTech will not settle or compromise or consent to the entry of any judgement in any Claim without first obtaining the written consent of GlobeTrac, which consent will not be unreasonably withheld. Such a settlement, compromise or consent must include an unconditional release of WebTech and GlobeTrac from all liability arising out of the Claim.

28.
The indemnity and contribution obligations of WebTech are in addition to and not in substitution for any liability that WebTech or any other person may otherwise have (whether arising under contract or at law or otherwise), extend upon the same terms and conditions to all indemnified parties, and are binding upon and enure to the benefit of the respective successors, assigns, heirs and personal representatives of each of WebTech and GlobeTrac.

RELEASE

29.
WebTech, in consideration for the foregoing indemnification, and GlobeTrac, in consideration for terminating the MDA, for each of them and for their respective executors, predecessors, affiliates, successors and assigns, will execute the mutual release attached to this agreement as Schedule “B”, with effect as of the Effective Date.

OTHER PROVISIONS

30.
WebTech acknowledges that this agreement may contain terms and conditions onerous to them. WebTech expressly acknowledges that GlobeTrac has given them adequate time to review this agreement and to seek and obtain independent legal advice, and WebTech represents to GlobeTrac that they have in fact sought and obtained independent legal advice and are satisfied with all the terms and conditions of this agreement.

31.
Each party will take or cause to be taken all proper steps, actions, and corporate proceedings to enable it to fulfill its obligations under this agreement, and will sign and deliver any document and other instrument that is required to be signed and delivered to the other parties by this agreement.

32.	Time is of the essence of this agreement.

33.	This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

34.
Any notice that must be given or delivered under this agreement must be in writing and delivered by hand to the address or transmitted by fax to the fax number given for the party on page 1 and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery other than a written notice or money must be made by hand at the receiving party’s address.

35.
This agreement constitutes the entire agreement between the parties and supersedes all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter of this agreement.

36.	WebTech may not assign this agreement or any part of it to another party without GlobeTrac’s written consent.

37.	Any amendment of this agreement must be in writing and signed by the parties.

38.	This agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.

39.
No failure or delay of any party in exercising any right under this agreement operates as a waiver of the right. The parties’ rights under this agreement are cumulative and do not preclude any party from relying on or enforcing any legal or equitable right or remedy.

40.
If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction then such provision will be severed in that jurisdiction. The remaining provisions of this agreement will continue to be valid, legal and enforceable. The severed provision will also continue to be valid, legal and enforceable in all other jurisdictions where the validity, legality and enforceability of such severed provisions is not affected or impaired.

41.
The parties acknowledge that they have each entered into this agreement relying on the representations, warranties, covenants and agreements of the others and other terms and conditions of this agreement and that no information which is now known, which may become known, or which could upon investigation have become known to the other parties or any of their present or future officers, directors or professional advisors will in any way limit or extinguish any rights any of them may have against the others.

42.
The representations, warranties, indemnities, covenants and agreements made by the parties each to the other in or pursuant to this agreement will survive the Closing of the transaction and will accrue for the benefit of the respective parties notwithstanding such Closing, and regardless of any investigation by or on behalf of the respective parties with respect thereto will continue in full force and effect for the benefit of the respective parties.

43.	This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

The parties’ signatures below are evidence of their agreement.

GlobeTrac Inc. Per: ___________________________________ Authorized signatory Print name: _______________________________ Signed: ________________________, 2005	WebTech Wireless Inc. Per: ___________________________________ Authorized signatory Print name: _______________________________ Signed: ________________________, 2005
Global Axxess Corporation Limited Per: ___________________________________ Authorized signatory Print name: _______________________________ Signed: ________________________, 2005	WebTech Wireless International Per: ___________________________________ Authorized signatory Print name: _______________________________ Signed: ________________________, 2005
Globetrac Limited Per: ___________________________________ Authorized signatory Print name: _______________________________ Signed: ________________________, 2005

Schedule “A”

To the Termination and Transfer Agreement among
GlobeTrac Inc., Global Axxess Corporation Limited and Globetrac Limited
and WebTech Wireless Inc. and WebTech Wireless International
dated for reference November 1, 2004

CUSTOMERS

See attached ten-page list.

Schedule “B”
To the Termination and Transfer Agreement among
GlobeTrac Inc., Global Axxess Corporation Limited and Globetrac Limited
and WebTech Wireless Inc. and WebTech Wireless International
dated for reference November 1, 2004

MUTUAL RELEASEThe parties to this mutual release are the undersigned Global Axxess Corporation Limited, Globetrac Inc. and Globetrac Limited (together “GlobeTrac”), and WebTech Wireless Inc. and WebTech Wireless International (together “WebTech”). For good and valuable consideration as set out in the Termination and Transfer Agreement to which this mutual release is attached as Schedule “B” (the “Termination Agreement”), the receipt and sufficiency of which the parties acknowledge, GlobeTrac and WebTech (each a “party”), each party for itself, its executors, predecessors, affiliates, successors and assigns hereby releases and forever discharges the other party and any associated, affiliated, predecessor, successor or parent corporations, and their present, past and former directors, officers, shareholders, agents and employees and each of their successors, heirs, executors, administrators and assigns from all claims, actions, liabilities, demands, suits, causes of action and debts whatsoever (“claims”) that each party has or may hereafter have against the other arising in any manner whatsoever out of an cause or matter up to the date of this release, excepting any claims by one party against the other for any breach of the Termination Agreement.
No Assignment. Each of the undersigned represents and warrants that it has not assigned to any person, firm or corporation any of the claims from which they release the other or in respect of which they agree not to take any action.
Understanding. Each party declares that it has not been influenced by any representations or statements made by or on behalf of the other; it has had sufficient time and opportunity to seek and obtain independent legal advice with respect to this release; it has read this release, understands all of its terms and conditions and is executing it, with full knowledge of its significance; and it will execute any other documents, agreements and assurances as the other may from time to time reasonably require to give effect to the intent and purpose of this release.
The provisions of this mutual release enure to the benefit of the parties, their successors and assigns, and is binding upon their heirs, administrators and legal, personal representatives. This release is governed by the laws of the Province of British Columbia.
This release is effective as of November 1, 2004.

Per: _____________________________ Globetrac Inc.	Per: _____________________________ WebTech Wireless Inc.
Per: _____________________________ Globetrac Limited	Per: _____________________________ WebTech Wireless International
Per: _____________________________ Global Axxess Corporation Limited